Exhibit 14.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Silicom Connectivity Solutions, Inc.
(A wholly-Owned Subsidiary of Silicom, Ltd.)
Mahwah, New Jersey

We have audited the statements of operations, accumulated deficit and cash flows of Silicom Connectivity Solutions, Inc. (A Wholly-Owned Subsidiary of Silicom, Ltd.) for the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Silicom Connectivity Solutions, Inc. (A Wholly-Owned Subsidiary of Silicom, Ltd.) for the year ended December 31, 2002 in conformity with U.S. generally accepted accounting principles.

The Company’s parent company has expressed both its ability and its intent to continue providing financial support to assure that Silicom Connectivity Solutions, Inc. will continue in operation.

Stamford, Connecticut
January 6, 2003

McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.